Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release www.aig.com	Contacts: Quentin McMillan (Investors): quentin.mcmillan@aig.com Claire Talcott (Media): claire.talcott@aig.com

AIG Reports Fourth Quarter and Full Year 2021 Results

❖	General Insurance net premiums written grew 7% in the fourth quarter of 2021 compared to the prior year quarter and 13% for the full year driven by Global Commercial Lines growth of 13% in the fourth quarter and 18% for the full year
❖	General Insurance combined ratio in the fourth quarter of 2021 improved by 10.4 points from the prior year quarter to 92.4% and, on an as adjusted* basis, improved by 3.1 points to 89.8%
❖	Net income per diluted common share in the fourth quarter of 2021 was $4.38, compared to a net loss per common share of $0.07 in the prior year quarter, and adjusted after-tax income* (AATI) per diluted common share was $1.58, an increase of 68% from $0.94 in the prior year quarter
❖	$10.7 billion of AIG Parent liquidity at year end 2021
❖	Repurchased $1 billion of AIG common stock and $1 billion used towards debt reduction in the fourth quarter of 2021; for the full year, reduced debt by $4 billion and returned $3.7 billion to shareholders through $2.6 billion of AIG common stock repurchases and $1.1 billion of dividends
❖	Book value and adjusted tangible book value* per common share increased 5% and 23%, respectively, from the prior year; up 4% and 12%, respectively, from September 30, 2021

FOURTH QUARTER NOTEWORTHY ITEMS

•	General Insurance adjusted pre-tax income (APTI) of $1.5 billion reflects strong underwriting results; the combined ratio was 92.4, a 10.4 point improvement from the prior year quarter primarily due to strong underwriting results across the portfolio, including lower catastrophe (CATs) losses, net of reinsurance.
•	Life and Retirement APTI of $969 million reflects higher fee income, more than offset by lower net investment income and unfavorable mortality; Life and Retirement return on adjusted segment common equity* for the fourth quarter was 13.7%, on an annualized basis.
•	Net income attributable to AIG common shareholders was $3.7 billion, or $4.38 per diluted common share, compared to a net loss of $60 million, or $0.07 per common share, in the prior year quarter.
•	AATI was $1.3 billion, or $1.58 per diluted common share, compared to $827 million, or $0.94 per diluted common share, in the prior year quarter due to strong underwriting performance in General Insurance.
•	Total debt and preferred stock to total capital was 24.6% at December 31, 2021 down from 26.1% at September 30, 2021.
•	As of December 31, 2021, book value per common share was $79.97, an increase of 5% from December 31, 2020. Adjusted book value per common share* was $68.83, an increase of 21% from December 31, 2020. Adjusted tangible book value per share was $62.82, an increase of 23% from December 31, 2020.
•	Return on common equity (ROCE) and Adjusted ROCE* were 23.0% and 9.9%, respectively, on an annualized basis for the fourth quarter of 2021.

* Refers to financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Comment on Regulation G and Non-GAAP Financial Measures.

FOR IMMEDIATE RELEASE

NEW YORK, February 16, 2022 – American International Group, Inc. (NYSE: AIG) today reported financial results for the fourth quarter and full year ended December 31, 2021.

AIG Chairman & CEO Peter Zaffino said: “In the fourth quarter and full year 2021, AIG delivered outstanding financial results with General Insurance continuing to produce improved underwriting profitability through excellent top line growth and vastly reduced volatility due to gross limit reductions and the strategic use of reinsurance, and Life and Retirement again making a meaningful contribution to our overall results. We ended the year with parent liquidity of $10.7 billion.

“The quality of these outcomes is due to our global colleagues’ hard work, dedication and commitment to excellence in everything we do.

“General Insurance succeeded in producing more consistent underwriting results while achieving 13% net premiums written growth for the full year with 18% growth in Commercial Lines. The business reported an underwriting profit for full year 2021 and for every quarter of the year, due to disciplined execution and volatility reduction in an environment of ever-increasing natural catastrophe risk. The accident year combined ratio, as adjusted, in the fourth quarter was 89.8%. For the full year, the accident year combined ratio, as adjusted, was 91.0%, driven by Global Commercial, which was 89.1%.

“Life and Retirement delivered another solid quarter due to its diversified business, increased annuity sales and the favorable impact of equity markets on both the investment portfolio and fee income. APTI increased 10.8% in the full year and return on adjusted segment common equity remained strong at 14.2%.

“Since announcing our intent to separate Life and Retirement from AIG, we have made significant progress in preparing the business to be an independent, standalone company, including closing on the sale of a 9.9% equity stake to Blackstone in November 2021.

“Over the course of 2021, we reduced debt and preferred stock leverage by 380 basis points to 24.6% by repurchasing $4 billion of debt, and we returned $3.7 billion to shareholders through common stock repurchases and dividends.

“AIG entered 2022 better, stronger, and well positioned to continue to deliver value to all stakeholders as we continue our journey to be a top performing company.”

FOR IMMEDIATE RELEASE

For the full year of 2021, pre-tax income from continuing operations was $12.1 billion compared to a pre-tax loss from continuing operations of $7.3 billion in the prior year. Full year 2021 net income attributable to AIG common shareholders was $9.4 billion, or $10.82 per diluted common share, compared to a net loss of $6.0 billion, or $6.88 per common share, in the prior year. The increase was primarily due to overall strong General Insurance underwriting results, including lower CATs, higher net investment income, particularly within the alternative investments portfolio, net realized gains in the current year compared to net realized losses in the prior year and gains on divestitures in the current year compared to losses in the prior year. These pre-tax increases were partially offset by higher income tax expense primarily due to higher income from operations.

AATI was $4.4 billion, or $5.12 per diluted common share, for the full year of 2021 compared to $2.2 billion, or $2.52 per diluted common share, in the prior year. The increase was primarily due to higher net investment income and strong General Insurance underwriting results.

For the fourth quarter of 2021, pre-tax income from continuing operations was $5.0 billion compared to a pre-tax loss from continuing operations of $558 million in the prior year quarter. Fourth quarter of 2021 net income attributable to AIG common shareholders was $3.7 billion, or $4.38 per diluted common share, compared to a net loss of $60 million, or $0.07 per common share, in the prior year quarter. The increase was primarily due to overall strong General Insurance underwriting results, including lower CATs, net realized gains in the current year compared to net realized losses in the prior year and gains on divestitures in the current year. These pre-tax increases were partially offset by higher income tax expense primarily due to higher income from operations.

AATI was $1.3 billion, or $1.58 per diluted common share, for the fourth quarter of 2021 compared to $827 million, or $0.94 per diluted common share, in the prior year quarter. The increase was primarily due to strong General Insurance underwriting results.

Total consolidated net investment income for the fourth quarter of 2021 was $3.6 billion, down 10% from $4.0 billion in the prior year quarter primarily due to lower returns from fair value option equity and fixed income securities, partially offset by strong income on alternative investments principally from private equity. Total net investment income on an APTI basis* was $3.3 billion, an increase of $65 million compared to the prior year quarter reflecting higher private equity income.

Book value per common share was $79.97 as of December 31, 2021, an increase of 5% from December 31, 2020 and 4% from September 30, 2021. Adjusted book value per common share was $68.83, an increase of 21% from December 31, 2020 and 11% from September 30, 2021 reflecting growth in retained earnings from net income in excess of dividends and share repurchases. Adjusted tangible book value per share was $62.82, an increase of 23% from December 31, 2020 and 12% from September 30, 2021.

As of December 31, 2021, AIG parent liquidity was $10.7 billion, up $5.4 billion from September 30, 2021 primarily driven by the receipt of cash proceeds from the Blackstone transactions, partially offset by share repurchases, dividends, and debt repurchases and redemptions. AIG repurchased approximately 17 million shares of AIG common stock during the fourth quarter for an aggregate purchase price of $1 billion. Additionally, $1 billion was used towards debt reduction via tender offers, private transactions, and make-whole redemptions. AIG’s total debt and preferred stock to total capital leverage at December 31, 2021 was 24.6%, down from 26.1% at September 30, 2021.

FOR IMMEDIATE RELEASE

Today, the AIG Board of Directors declared a quarterly cash dividend of $0.32 per share on AIG common stock (NYSE: AIG). The dividend is payable on March 31, 2022 to stockholders of record at the close of business on March 17, 2022.

The AIG Board of Directors also declared a quarterly cash dividend of $365.625 per share on AIG Series A 5.85% Non-Cumulative Perpetual Preferred Stock, with a liquidation preference of $25,000 per share, which is represented by depositary shares (NYSE: AIG PRA), each representing a 1/1,000th interest in a share of preferred stock. Holders of depositary shares will receive $0.365625 per depositary share. The dividend is payable on March 15, 2022 to holders of record at the close of business on February 28, 2022.

FINANCIAL SUMMARY

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, except per common share amounts)	2020	2021	2020	2021
Net income (loss) attributable to AIG common shareholders	$(60)	$3,739	$(5,973)	$9,359
Net income (loss) per diluted share attributable to
AIG common shareholders (a)	$(0.07)	$4.38	$(6.88)	$10.82

Adjusted pre-tax income (loss)	$1,116	$1,830	$3,003	$5,920
General Insurance	809	1,509	1,901	4,359
Life and Retirement	1,027	969	3,531	3,911
Other Operations	(720)	(648)	(2,429)	(2,350)

Net investment income	$3,957	$3,565	$13,631	$14,612
Net investment income, APTI basis	3,226	3,291	12,321	12,940

Adjusted after-tax income attributable to AIG common shareholders	$827	$1,339	$2,201	$4,430
Adjusted after-tax income per diluted share attributable to AIG common shareholders (a)	$0.94	$1.58	$2.52	$5.12

Weighted average common shares outstanding
- diluted (in millions) (a)	868.4	872.0	869.3	864.9

Return on common equity	(0.4)%	23.0%	(9.4)%	14.5%
Adjusted return on common equity	6.7%	9.9%	4.4%	8.6%

Book value per common share	$76.46	$79.97	$76.46	$79.97
Adjusted book value per common share	$57.01	$68.83	$57.01	$68.83

Common shares outstanding (in millions)	861.6	818.7	861.6	818.7

(a)  For periods reporting a loss, basic average common shares outstanding are used to calculate net income (loss) per diluted share attributable to AIG common shareholders. Diluted shares represent basic shares for the three- and twelve-month periods ended December 31, 2020 because we reported a net loss attributable to AIG common shareholders from continuing operations in those periods. For the three-month period ended December 31, 2021, an option for Blackstone Inc. to exchange all or a portion of its ownership interest in SAFG Retirement Services, Inc. for AIG common shares was anti-dilutive and therefore excluded from the calculation of adjusted after-tax income per diluted share attributable to AIG common shareholders.

The comparisons on the following pages are against the fourth quarter of 2020, unless otherwise indicated. Refer to the AIG Fourth Quarter 2021 Financial Supplement, which is posted on AIG's website in the Investors section, for further information.

FOR IMMEDIATE RELEASE

GENERAL INSURANCE

	Three Months Ended December 31,
($ in millions)	2020	2021	Change
Gross premiums written	$7,135	$8,013	12%

Net premiums written	$5,565	$5,961	7%
North America	2,361	2,642	12
North America Commercial Lines	1,992	2,208	11
North America Personal Insurance	369	434	18
International	3,204	3,319	4
International Commercial Lines	1,662	1,915	15
International Personal Insurance	1,542	1,404	(9)

Underwriting income (loss)	$(171)	$499	NM	%
North America	(389)	152	NM
North America Commercial Lines	(285)	135	NM
North America Personal Insurance	(104)	17	NM
International	218	347	59
International Commercial Lines	138	239	73
International Personal Insurance	80	108	35

Net investment income, APTI basis	$980	$1,010	3%
Adjusted pre-tax income	$809	$1,509	87%
Return on adjusted segment common equity	7.6%	16.1%	8.5	pts

Underwriting ratios:
North America Combined Ratio (CR)	114.9	95.0	(19.9	)pts
North America Commercial Lines CR	112.4	94.8	(17.6)
North America Personal Insurance CR	133.2	96.0	(37.2)
International CR	93.6	90.1	(3.5)
International Commercial Lines CR	92.1	88.1	(4.0)
International Personal Insurance CR	95.0	93.0	(2.0)
General Insurance (GI) CR	102.8	92.4	(10.4)

GI Loss ratio	70.2	61.8	(8.4	)pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(9.0)	(2.9)	6.1
Prior year development, net of reinsurance and prior year
premiums	(0.9)	0.3	1.2
GI Accident year loss ratio, as adjusted	60.3	59.2	(1.1)
GI Expense ratio	32.6	30.6	(2.0)
GI Accident year combined ratio, as adjusted (AYCR)	92.9	89.8	(3.1)

Accident year combined ratio, as adjusted (AYCR):
North America AYCR	94.7	89.7	(5.0	)pts
North America Commercial Lines AYCR	93.6	88.9	(4.7)
North America Personal Insurance AYCR	102.6	94.9	(7.7)
International AYCR	91.7	89.9	(1.8)
International Commercial Lines AYCR	89.2	86.7	(2.5)
International Personal Insurance AYCR	94.1	94.1	-

FOR IMMEDIATE RELEASE

General Insurance

•	Net premiums written in the fourth quarter of 2021 increased 7% from the prior year quarter (8% on a constant dollar basis) to $6.0 billion driven by strong North America Commercial Lines and International Commercial Lines growth of 11% and 15% (16% on a constant dollar basis), respectively, reflecting strong incremental rate improvement, higher renewal retentions and high levels of new business production. Additionally, North America Personal Insurance net premiums written growth of 18% reflects a rebound in travel activity and lower reinsurance cessions. International Personal Insurance net premiums written decreased 9% (down 5% on a constant dollar basis) compared to the prior year quarter primarily due to underwriting actions taken to improve our portfolio mix and rate adequacy.

•	Fourth quarter 2021 APTI increased by $700 million to $1.5 billion from the prior year quarter due to significantly improved underwriting results. Underwriting income was $499 million in the fourth quarter of 2021 compared to an underwriting loss of $171 million in the prior year quarter. The underwriting income included $189 million of CATs, predominantly from tornadoes in the southern U.S. and wildfires, compared to $545 million in the prior year quarter, which included $178 million of estimated COVID-19 losses. Fourth quarter 2021 also included favorable net prior year loss reserve development, net of reinsurance (PYD) of $44 million compared to unfavorable PYD of $45 million in the prior year quarter.

•	General Insurance generated strong underwriting results, with a combined ratio of 92.4, a 10.4 point decrease from 102.8 in the prior year quarter. The improvement reflects lower CATs and overall strong underwriting results driven by improvements in both the loss and expense ratios of 8.4 points and 2.0 points, respectively. The General Insurance accident year combined ratio, as adjusted, was 89.8, an improvement of 3.1 points from the prior year quarter and was comprised of a 59.2 accident year loss ratio, as adjusted*, and an expense ratio of 30.6. The General Insurance accident year loss ratio, as adjusted, improved by 1.1 points from the prior year quarter reflecting continued improvement in the commercial business mix and quality of the portfolio. The General Insurance expense ratio improved 2.0 points from the prior year quarter reflecting continued general operating expense discipline, including benefits from the AIG 200 program, and higher net premiums earned as we grow the portfolio.

•	Commercial Lines underwriting results continued to show strong improvement due to better business mix and net premiums written growth of 13% along with continued rate increases. The accident year combined ratio, as adjusted, for North America Commercial Lines improved 4.7 points to 88.9, and for International Commercial Lines improved 2.5 points to 86.7 compared to the prior year quarter.

•	Personal Insurance underwriting results also improved driven by both North America and International. The North America Personal Insurance accident year combined ratio, as adjusted, improved 7.7 points to 94.9 compared to the prior year quarter reflecting changes in business mix and a rebound in travel activity. The International Personal Insurance accident year combined ratio, as adjusted, was unchanged at 94.1 from the prior year quarter.

FOR IMMEDIATE RELEASE

LIFE AND RETIREMENT

	Three Months Ended
	December 31,
($ in millions, except as indicated)	2020	2021	Change
Adjusted pre-tax income (loss)	$1,027	$969	(6)%
Individual Retirement	552	498	(10)
Group Retirement	318	314	(1)
Life Insurance	30	(8)	NM
Institutional Markets	127	165	30

Premiums and fees	$1,714	$3,524	106%
Individual Retirement	265	312	18
Group Retirement	124	140	13
Life Insurance	861	875	2
Institutional Markets	464	2,197	373

Premiums and deposits	$7,400	$8,609	16%
Individual Retirement	2,758	3,308	20
Group Retirement	2,199	1,862	(15)
Life Insurance	1,156	1,206	4
Institutional Markets	1,287	2,233	74

Net flows	$(1,031)	$(1,106)	(7)%
Individual Retirement*	(878)	(34)	96
Group Retirement	(153)	(1,072)	NM

Net investment income, APTI basis	$2,384	$2,357	(1)%
Return on adjusted segment common equity	16.0%	13.7%	(2.3	)pts

* Includes Retail Mutual Funds and in 2021, excludes $7.0 billion of funds (i) transferred as part of the Touchstone sale or (ii) liquidated.

Life and Retirement

•	Life and Retirement reported APTI of $969 million for the fourth quarter of 2021, down 6% from $1,027 million in the prior year quarter primarily due to unfavorable mortality in Life Insurance and increases in deferred policy acquisition costs amortization and reserves predominantly in Individual Retirement and Group Retirement, partially offset by higher fee income and alternative investment income across all segments. Additionally, our previously disclosed sensitivity of $65 million to $75 million per 100,000 population deaths remains consistent based on the reported fourth quarter COVID-related deaths in the United States.
•	Premiums were $2.7 billion, up from $1.0 billion in the prior year quarter driven by higher pension risk transfer sales in the fourth quarter of 2021. Premiums and deposits, excluding deposits of the Retail Mutual Funds business that were sold to Touchstone in the third quarter of 2021 or were otherwise liquidated, increased 19%, or $1.3 billion, from the prior year quarter to $8.6 billion due in part to the recovery from broad industry-wide sales disruption in 2020 resulting from COVID-19, strong performance through various sales channels, and higher pension risk transfer sales.

FOR IMMEDIATE RELEASE

•	Individual and Group Retirement net flows were negative $1.1 billion for the fourth quarter of 2021. Individual Retirement recorded reduced net outflows, excluding Retail Mutual Funds, of $34 million compared to net outflows of $189 million in the prior year quarter, largely due to a recovery from the broad industry-wide sales disruption in 2020 and the strong sales through various distribution channels. In the Group Retirement business, net outflows increased to $1.1 billion from $153 million in the prior year primarily driven by higher group and individual surrenders.

OTHER OPERATIONS

	Three Months Ended
	December 31,
($ in millions)	2020	2021	Change
Corporate and Other	$(519)	$(577)	(11)%
Asset Management	91	399	338
Adjusted pre-tax loss before consolidation and eliminations	(428)	(178)	58
Consolidation and eliminations	(292)	(470)	(61)
Adjusted pre-tax loss	$(720)	$(648)	10%

Other Operations

•	Fourth quarter adjusted pre-tax loss (APTL) was $648 million, including $470 million of reductions from consolidation and eliminations, compared to APTL of $720 million, including $292 million of reductions from consolidation and eliminations, in the prior year quarter. The increase in consolidation and eliminations APTL reflects the elimination of the General Insurance and Life and Retirement segment net investment income on their investment in consolidated investment entities that is accounted for as realized gains or losses in consolidation.
•	Before consolidation and eliminations, the decrease in APTL reflects higher net investment income, primarily from realized gains from property sales in the global real estate portfolio, and lower corporate interest expense resulting from 2021 debt repayment activity, partially offset by higher corporate GOE including increased performance-based employee compensation.

FOR IMMEDIATE RELEASE

LIFE AND RETIREMENT SEPARATION

•	On October 26, 2020, AIG announced its intention to separate its Life and Retirement business from AIG.

•	On November 2, 2021, AIG and Blackstone Inc. (Blackstone) completed the acquisition by Blackstone of a 9.9 percent equity stake in SAFG Retirement Services, Inc. (SAFG), which is the holding company for AIG’s Life and Retirement business, for $2.2 billion in an all cash transaction, subject to adjustment if the final pro forma adjusted book value is greater or lesser than the target pro forma adjusted book value. As part of the separation, most of AIG’s investment operations were transferred to SAFG or its subsidiaries as of December 31, 2021, and AIG entered into a long-term asset management relationship with Blackstone to manage an initial $50 billion of Life and Retirement’s existing investment portfolio beginning in the fourth quarter of 2021, with that amount increasing by increments of $8.5 billion per year for the next five years beginning in the fourth quarter of 2022, for an aggregate of $92.5 billion. On November 1, 2021, SAFG declared a dividend payable to AIG Parent in the amount of $8.3 billion. In connection with such dividend, SAFG issued a promissory note to AIG Parent in the amount of $8.3 billion, which will be required to be paid to AIG Parent prior to the initial public offering of SAFG. As of February 16, 2022, no amounts have been paid under the promissory note. While we currently believe an initial public offering is the next step in the separation of the Life and Retirement business from AIG, no assurance can be given regarding the form that future separation transactions may take or the specific terms or timing thereof, or that a separation will in fact occur. Any separation transaction will be subject to the satisfaction of various conditions and approvals, including approval by the AIG Board of Directors, receipt of insurance and other required regulatory approvals, and satisfaction of any applicable requirements of the Securities and Exchange Commission (SEC).

•	Additionally, on December 15, 2021, AIG and Blackstone Real Estate Income Trust (BREIT), a long-term, perpetual capital vehicle affiliated with Blackstone, completed the acquisition by BREIT of AIG’s interests in a U.S. affordable housing portfolio for approximately $4.9 billion, in an all cash transaction, resulting in a pre-tax gain of approximately $3.0 billion. The historical results of the U.S. affordable housing portfolio were reported in our Life and Retirement operating segments.

CONFERENCE CALL

AIG will host a conference call tomorrow, Thursday, February 17, 2022 at 8:30 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast in the Investors section of www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investors section at www.aig.com.

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are intended to provide management’s current expectations or plans for AIG’s future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements are often preceded by, followed by or include words such as “will,” “believe,” “anticipate,” “expect,” “expectations,” “intend,” “plan,” “strategy,” “prospects,” “project,” “anticipate,” “should,” “see,” “guidance,” “outlook,” “confident,” “focused on achieving,” “view,” “target,” “goal” “estimate,” and other words of similar meaning in connection with a discussion of future operating or financial performance. These statements, may include, among other things, projections, goals and assumptions that relate to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expense reduction efforts, the outcome of contingencies such as legal proceedings, anticipated organizational, business or regulatory changes, such as the separation of the Life and Retirement business, the effect of catastrophes, such as the COVID-19 pandemic, and macroeconomic events, anticipated dispositions, monetization and/or acquisitions of businesses or assets, or successful integration of acquired businesses, management succession and retention plans, exposure to risk, trends in operations and financial results, and other statements that are not historical facts.

All forward-looking statements involve risks, uncertainties and other factors that may cause AIG’s actual results and financial condition to differ, possibly materially, from the results and financial condition expressed or implied in the forward-looking statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include, without limitation:

•	AIG's ability to successfully separate the Life and Retirement business and the impact any separation may have on AIG, its businesses, employees, contracts and customers;
•	the occurrence of catastrophic events, both natural and man-made, including COVID-19, other pandemics, civil unrest and the effects of climate change;
•	the effect of economic conditions in the markets in which AIG and its businesses operate in the U.S. and globally and any changes therein, including financial market conditions, fluctuations in interest rates and foreign currency exchange rates and inflationary pressures;
•	AIG's ability to effectively execute on the AIG 200 operational programs designed to modernize AIG's operating infrastructure and enhance user and customer experiences, and AIG's ability to achieve anticipated cost savings from AIG 200;
•	the impact of potential information technology, cybersecurity or data security breaches, including as a result of supply chain disruptions, cyber-attacks or security vulnerabilities, the likelihood of which may increase due to extended remote business operations as a result of COVID-19;
•	the impact of COVID-19 and responses thereto, including new or changed governmental policy and regulatory actions, on AIG's business, financial condition and results of operations;
•	availability of reinsurance or access to reinsurance on acceptable terms;
•	disruptions in the availability of AIG's electronic data systems or those of third parties;
•	changes to the valuation of AIG's investments;
•	actions by rating agencies with respect to AIG’s credit and financial strength ratings as well as those of its businesses and subsidiaries;
•	concentrations in AIG’s investment portfolios, including as a result of our asset management relationship with Blackstone;

FOR IMMEDIATE RELEASE

•	the effectiveness of strategies to recruit and retain key personnel and to implement effective succession plans;
•	the effectiveness of AIG’s enterprise risk management policies and procedures, including with respect to business continuity and disaster recovery plans;
•	changes in judgments concerning the recognition of deferred tax assets and the impairment of goodwill;
•	AIG’s ability to effectively execute on environmental, social, and governance targets and standards;
•	AIG’s ability to successfully dispose of, monetize and/or acquire businesses or assets or successfully integrate acquired businesses;
•	nonperformance or defaults by counterparties, including Fortitude Reinsurance Company Ltd. (Fortitude Re);
•	changes in judgments concerning potential cost-saving opportunities;
•	changes to our sources of or access to liquidity;
•	changes in judgments or assumptions concerning insurance underwriting and insurance liabilities;
•	the requirements, which may change from time to time, of the global regulatory framework to which AIG is subject;
•	significant legal, regulatory or governmental proceedings; and
•	such other factors discussed in Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in AIG’s Annual Report on Form 10-K for the year ended December 31, 2021 (which will be filed with the SEC), Part I, Item 2. MD&A in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, Part I, Item 2. MD&A of the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, Part I, Item 2. MD&A of the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, and Part I, Item 1A. Risk Factors and Part II, Item 7. MD&A in AIG’s Annual Report on Form 10-K for the year ended December 31, 2020.

The forward-looking statements speak only as of the date of this press release, or in the case of any document incorporated by reference, the date of that document. AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Additional information as to factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements is disclosed from time to time in our other filings with the SEC.

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COMMENT ON REGULATION G AND NON-GAAP FINANCIAL MEASURES

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “Non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for generally accepted accounting principles in the United States. The non-GAAP financial measures AIG presents are listed below and may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables attached to this news release or in the Fourth Quarter 2021 Financial Supplement available in the Investors section of AIG’s website, www.aig.com.

AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.

Book Value per Common Share, Excluding Accumulated Other Comprehensive Income (Loss) (AOCI) adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets and Deferred Tax Assets (DTA) (Adjusted Book Value per Common Share) is used to show the amount of AIG’s net worth on a per-common share basis after eliminating items that can fluctuate significantly from period to period including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. In addition, AIG adjusts for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets held by AIG in support of Fortitude Re’s reinsurance obligations to AIG post deconsolidation of Fortitude Re (Fortitude Re funds withheld assets) since these fair value movements are economically transferred to Fortitude Re. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in these book value per common share metrics. Adjusted Book Value per Common Share is derived by dividing Total AIG common shareholders’ equity, excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and DTA (Adjusted Common Shareholders’ Equity), by total common shares outstanding.

Book Value per Common Share, Excluding Goodwill, Value of Business Acquired (VOBA), Value of Distribution Channel Acquired (VODA), Other Intangible Assets, AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and Deferred Tax Assets (DTA) (Adjusted Tangible Book Value per Common Share) is used to provide more accurate measure of the realizable value of shareholder on a per-common share basis. Adjusted Tangible Book Value per Common Share is derived by dividing Total AIG common shareholders’ equity, excluding intangible assets, AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and DTA (Adjusted Tangible Common Shareholders’ Equity), by total common shares outstanding.

AIG Return on Common Equity – Adjusted After-tax Income Excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets and DTA (Adjusted Return on Common Equity) is used to show the rate of return on common shareholders’ equity. AIG believes this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. In addition, AIG adjusts for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets since these fair value movements are economically transferred to Fortitude Re. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in Adjusted Return on Common Equity. Adjusted Return on Common Equity is derived by dividing actual or annualized adjusted after-tax income attributable to AIG common shareholders by average Adjusted Common Shareholders’ Equity.

General Insurance and Life and Retirement Adjusted Segment Common Equity is based on segment equity adjusted for the attribution of debt and preferred stock (Segment Common Equity) and is consistent with AIG’s Adjusted Common Shareholders’ Equity definition.

FOR IMMEDIATE RELEASE

General Insurance and Life and Retirement Return on Adjusted Segment Common Equity – Adjusted After-tax Income (Return on Adjusted Segment Common Equity) is used to show the rate of return on Adjusted Segment Common Equity. Return on Adjusted Segment Common Equity is derived by dividing actual or annualized Adjusted After-tax Income by Average Adjusted Segment Common Equity.

Adjusted After-tax Income Attributable to General Insurance and Life and Retirement is derived by subtracting attributed interest expense, income tax expense and attributed dividends on preferred stock from APTI. Attributed debt and the related interest expense and dividends on preferred stock are calculated based on AIG’s internal allocation model. Tax expense or benefit is calculated based on an internal attribution methodology that considers among other things the taxing jurisdiction in which the segments conduct business, as well as the deductibility of expenses in those jurisdictions.

Adjusted Revenues exclude Net realized gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes) and changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes). Adjusted revenues is a GAAP measure for AIG’s segments.

FOR IMMEDIATE RELEASE

Adjusted Pre-tax Income (APTI) is derived by excluding the items set forth below from income from continuing operations before income tax. This definition is consistent across AIG’s segments. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to AIG’s current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and measures that AIG believes to be common to the industry. APTI is a GAAP measure for AIG’s segments. Excluded items include the following:

•      changes in fair value of securities used to hedge guaranteed living benefits;

•      changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and deferred sales inducements (DSI) related to net realized gains and losses;

•      changes in the fair value of equity securities;

•      net investment income on Fortitude Re funds withheld assets;

•      following deconsolidation of Fortitude Re, net realized gains and losses on Fortitude Re funds withheld assets;

•      loss (gain) on extinguishment of debt;

•      all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income on such economic hedges is reclassified from net realized gains and losses to specific APTI line items based on the economic risk being hedged (e.g. net investment income and interest credited to policyholder account balances);

•      income or loss from discontinued operations;

•      net loss reserve discount benefit (charge);

•      pension expense related to lump sum payments to former employees;

•      net gain or loss on divestitures;

•      non-operating litigation reserves and settlements;

•      restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify AIG’s organization;

•      the portion of favorable or unfavorable prior year reserve development for which AIG has ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain;

•      integration and transaction costs associated with acquiring or divesting businesses;

•      losses from the impairment of goodwill; and

•      non-recurring costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles.

Adjusted After-tax Income attributable to AIG common shareholders (AATI) is derived by excluding the tax effected APTI adjustments described above, dividends on preferred stock, noncontrolling interest on net realized gains (losses) and other non-operating expenses and the following tax items from net income attributable to AIG:

•	deferred income tax valuation allowance releases and charges;
•	changes in uncertain tax positions and other tax items related to legacy matters having no relevance to AIG’s current businesses or operating performance; and
•	net tax charge related to the enactment of the Tax Cuts and Jobs Act (Tax Act).

See page 16 for the reconciliation of Net income attributable to AIG to Adjusted After-tax Income Attributable to AIG.

Ratios: AIG, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. AIG’s ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

FOR IMMEDIATE RELEASE

Accident year loss and Accident year combined ratios, as adjusted (Accident year loss ratio, ex-CAT and Accident year combined ratio, ex-CAT): both the accident year loss and accident year combined ratios, as adjusted, exclude catastrophe losses (CATs) and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural catastrophe losses are generally weather or seismic events, in each case, having a net impact on AIG in excess of $10 million and man-made catastrophe losses, such as terrorism and civil disorders that exceed the $10 million threshold. AIG believes that as adjusted ratios are meaningful measures of AIG’s underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. AIG also excludes prior year development to provide transparency related to current accident year results.

Underwriting ratios are computed as follows:

a)	Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)
b)	Acquisition ratio = Total acquisition expenses ÷ NPE
c)	General operating expense ratio = General operating expenses ÷ NPE
d)	Expense ratio = Acquisition ratio + General operating expense ratio
e)	Combined ratio = Loss ratio + Expense ratio
f)	CATs and reinstatement premiums = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes] – Loss ratio
g)	Accident year loss ratio, as adjusted (AYLR ex-CAT) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums + Adjustment for ceded premium under reinsurance contracts related to prior accident years]
h)	Accident year combined ratio, as adjusted (AYCR ex-CAT) = AYLR ex-CAT + Expense ratio
i)	Prior year development net of reinsurance and prior year premiums = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums] – Loss ratio – CATs and reinstatement premiums ratio.

Premiums and deposits: includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life-contingent payout annuities, as well as deposits received on universal life, investment-type annuity contracts, Federal Home Loan Bank (FHLB) funding agreements and mutual funds. We believe the measure of premiums and deposits is useful in understanding customer demand for our products, evolving product trends and our sales performance period over period.

Results from discontinued operations are excluded from all of these measures.

#          #          #

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide a wide range of property casualty insurance, life insurance, retirement solutions and other financial services to customers in approximately 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation
($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income

	Three Months Ended December 31,
	2020				2021
		Tax	Noncontrolling			Tax	Noncontrolling
	Pre-tax	Effect	Interests(d)	After-tax	Pre-tax	Effect	Interests(d)	After-tax
Pre-tax income (loss)/net income (loss), including noncontrolling interests	$(558)	$(542)	$-	$(16)	$5,048	$942	$-	$4,106
Noncontrolling interests	-	-	(37)	(37)	-	-	(360)	(360)
Pre-tax income (loss)/net income (loss) attributable to AIG	(558)	(542)	(37)	(53)	5,048	942	(360)	3,746
Dividends on preferred stock				7				7
Net income (loss) attributable to AIG common shareholders				(60)				3,739
Adjustments:
Changes in uncertain tax positions and other tax adjustments(a)	-	336	-	(336)	-	97	-	(97)
Deferred income tax valuation allowance (releases) charges(b)	-	157	-	(157)	-	(12)	-	12
Changes in fair value of securities used to hedge guaranteed living benefits	(17)	(4)	-	(13)	-	(1)	-	1
Changes in benefit reserves and DAC, VOBA and DSI related to net realized gains (losses)	(217)	(46)	-	(171)	(22)	(4)	-	(18)
Changes in the fair value of equity securities	(216)	(45)	-	(171)	201	44	-	157
(Gain) loss on extinguishment of debt	(3)	(1)	-	(2)	240	51	-	189
Net investment income on Fortitude Re funds withheld assets	(479)	(101)	-	(378)	(483)	(102)	-	(381)
Net realized gains on Fortitude Re funds withheld assets	(335)	(71)	-	(264)	(467)	(98)	-	(369)
Net realized losses on Fortitude Re funds withheld embedded derivative	1,152	242	-	910	720	150	-	570
Net realized (gains) losses(c)	1,472	331	-	1,141	(403)	(81)	-	(322)
Loss from discontinued operations	-	-	-	-	-	-	-	-
Net gain on divestitures	(127)	(106)	-	(21)	(2,936)	(627)	-	(2,309)
Non-operating litigation reserves and settlements	(16)	(3)	-	(13)	-	1	-	(1)
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	(150)	(31)	-	(119)	13	2	-	11
Net loss reserve discount (benefit) charge	475	100	-	375	(255)	(53)	-	(202)
Pension expense related to lump sum payments to former employees	-	-	-	-	7	1	-	6
Integration and transaction costs associated with acquiring or divesting businesses	5	1	-	4	28	6	-	22
Restructuring and other costs	111	23	-	88	129	27	-	102
Non-recurring costs related to regulatory or accounting changes	19	4	-	15	10	3	-	7
Noncontrolling interests(d)	-	-	(1)	(1)	-	-	222	222
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$1,116	$244	$(38)	$827	$1,830	$346	$(138)	$1,339

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income (continued)

	Twelve Months Ended December 31,
	2020				2021
		Tax	Noncontrolling			Tax	Noncontrolling
	Pre-tax	Effect	Interests(d)	After-tax	Pre-tax	Effect	Interests(d)	After-tax
Pre-tax income (loss)/net income (loss), including noncontrolling interests	$(7,293)	$(1,460)	$-	$(5,829)	$12,099	$2,176	$-	$9,923
Noncontrolling interests	-	-	(115)	(115)	-	-	(535)	(535)
Pre-tax income (loss)/net income (loss) attributable to AIG	(7,293)	(1,460)	(115)	(5,944)	12,099	2,176	(535)	9,388
Dividends on preferred stock				29				29
Net income (loss) attributable to AIG common shareholders				(5,973)				9,359
Adjustments:
Changes in uncertain tax positions and other tax adjustments(a)	-	132	-	(132)	-	998	-	(998)
Deferred income tax valuation allowance (releases) charges(b)	-	65	-	(65)	-	(718)	-	718
Changes in fair value of securities used to hedge guaranteed living benefits	(41)	(9)	-	(32)	(61)	(13)	-	(48)
Changes in benefit reserves and DAC, VOBA and DSI related to net realized gains (losses)	(12)	(3)	-	(9)	52	11	-	41
Changes in the fair value of equity securities	(200)	(42)	-	(158)	237	49	-	188
Loss on extinguishment of debt	12	2	-	10	389	82	-	307
Net investment income on Fortitude Re funds withheld assets	(1,053)	(221)	-	(832)	(1,971)	(414)	-	(1,557)
Net realized gains on Fortitude Re funds withheld assets	(463)	(98)	-	(365)	(1,003)	(211)	-	(792)
Net realized (gains) losses on Fortitude Re funds withheld embedded derivative	2,645	555	-	2,090	603	126	-	477
Net realized (gains) losses(c)	97	22	-	75	(1,623)	(341)	-	(1,282)
Income from discontinued operations	-	-	-	(4)	-	-	-	-
Net (gain) loss on divestitures	8,525	1,610	-	6,915	(3,044)	(650)	-	(2,394)
Non-operating litigation reserves and settlements	(21)	(4)	-	(17)	3	1	-	2
Favorable prior year development and related amortization changes ceded under retroactive reinsurance agreements	(221)	(46)	-	(175)	(186)	(39)	-	(147)
Net loss reserve discount (benefit) charge	516	109	-	407	(193)	(40)	-	(153)
Pension expense related to lump sum payments to former employees	-	-	-	-	34	7	-	27
Integration and transaction costs associated with acquiring or divesting businesses	12	3	-	9	83	18	-	65
Restructuring and other costs	435	91	-	344	433	91	-	342
Non-recurring costs related to regulatory or accounting changes	65	14	-	51	68	15	-	53
Noncontrolling interests(d)	-	-	62	62	-	-	222	222
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$3,003	$720	$(53)	$2,201	$5,920	$1,148	$(313)	$4,430

(a) The three months ended December 31, 2020 as well as twelve months ended December 31, 2021 and 2020 include the completion of audit activity by the Internal Revenue Service. Twelve months ended December 31, 2020 includes the write-down of net operating loss deferred tax assets in certain foreign jurisdictions, which is offset by valuation allowance release.

(b) The three months ended December 31, 2020 as well as twelve months ended December 31, 2021 and 2020 include valuation allowance established against a portion of certain tax attribute carryforwards of AIG's U.S. federal consolidated income tax group, as well as valuation allowance changes in certain foreign jurisdictions.

(c) Includes all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication and net realized gains and losses on Fortitude Re funds withheld assets.

(d) For the year ended December 31, 2021, noncontrolling interests include realized non-operating gains on consolidated investment entities. Prior to June 2, 2020, noncontrolling interests was primarily due to the 19.9 percent investment in Fortitude Group Holdings, LLC (Fortitude Holdings) by an affiliate of The Carlyle Group L.P. (Carlyle), which occurred in the fourth quarter of 2018. Carlyle was allocated 19.9 percent of Fortitude Holdings’ standalone financial results through the June 2, 2020 closing date of the sale of a majority of the interests in Fortitude Holdings. Fortitude Holdings’ results were mostly eliminated in AIG’s consolidated income from continuing operations given that its results arose from intercompany transactions. Noncontrolling interests was calculated based on the standalone financial results of Fortitude Holdings. The most significant component of Fortitude Holdings’ standalone results was the change in fair value of the embedded derivatives which changes with movements in interest rates and credit spreads, and which was recorded in net realized gains and losses of Fortitude Holdings. In accordance with AIG's adjusted after-tax income definition, realized gains and losses are excluded from noncontrolling interests. Subsequent to the Majority Interest Fortitude Sale, AIG owns 3.5 percent of Fortitude Holdings and no longer consolidates Fortitude Holdings in its financial statements as of such date. The minority interest in Fortitude Holdings is carried at cost within AIG’s Other invested assets, which was $100 million as of December 31, 2021.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Summary of Key Financial Metrics

	Three Months Ended December 31,			Twelve Months Ended December 31,
Income (loss) per common share:	2020	2021	% Inc. (Dec.)	2020	2021	% Inc. (Dec.)
Basic
Income (loss) from continuing operations	$(0.07)	$4.48	NM %	$(6.88)	$10.95	NM	%
Income from discontinued operations	-	-	NM	-	-	NM
Net income (loss) attributable to AIG common shareholders	$(0.07)	$4.48	NM	$(6.88)	$10.95	NM
Diluted
Income (loss) from continuing operations	$(0.07)	$4.38	NM	$(6.88)	$10.82	NM
Income from discontinued operations	-	-	NM	-	-	NM
Net income (loss) attributable to AIG common shareholders	$(0.07)	$4.38	NM	$(6.88)	$10.82	NM
Adjusted after-tax income attributable to AIG common shareholders per diluted share (a)	$0.94	$1.58	68.1%	$2.52	$5.12	103.2%
Weighted average shares outstanding:
Basic	868.4	833.9		869.3	854.3
Diluted (a)	868.4	872.0		869.3	864.9

(a) For the three-month period ended December 31, 2021, an option for Blackstone to exchange all or a portion of its ownership interest in SAFG for AIG common shares was anti-dilutive and therefore 25,215,423 shares were excluded from the calculation of adjusted after-tax income per diluted share attributable to AIG common shareholders. For the three- and twelve-month periods ended December 31, 2020, because we reported net losses attributable to AIG common shareholders, all common stock equivalents are anti-dilutive and are therefore excluded from the calculation of diluted shares and diluted per share amounts. However, because we reported adjusted after-tax income attributable to AIG common shareholders, the calculation of adjusted after-tax income per diluted share attributable to AIG common shareholders includes 8,309,281 and 5,401,957 dilutive shares for the three- and twelve-month periods ended December 31, 2020, respectively.

Reconciliation of Book Value per Common Share

As of period end:	December 31, 2020	September 30, 2021	December 31, 2021
Total AIG shareholders' equity	$66,362	$64,863	$65,956
Less: Preferred equity	485	485	485
Total AIG common shareholders' equity (a)	65,877	64,378	65,471
Less: Accumulated other comprehensive income (AOCI)	13,511	8,606	6,687
Add: Cumulative unrealized gains and losses related to Fortitude Re Funds Withheld Assets	4,657	2,966	2,791
Less: Deferred tax assets (DTA)*	7,907	7,083	5,221
Total adjusted AIG common shareholders' equity (b)	$49,116	$51,655	$56,354
Less: Intangible assets:
Goodwill	4,074	4,058	4,056
Value of business acquired	126	117	111
Value of distribution channel acquired	497	467	458
Other intangibles	319	302	300
Total intangible assets	5,016	4,944	4,925
Total adjusted tangible common shareholders' equity (c)	$44,100	$46,711	$51,429
Total common shares outstanding (d)	861.6	835.8	818.7

	December 31,	% Inc.	September 30,	% Inc.	December 31,
As of period end:	2020	(Dec.)	2021	(Dec.)	2021
Book value per common share (a÷d)	$76.46	4.6%	$77.03	3.8%	$79.97
Adjusted book value per common share (b÷d)	57.01	20.7	61.80	11.4	68.83
Adjusted tangible book value per common share (c÷d)	51.18	22.7	55.89	12.4	62.82

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliation of Return On Common Equity

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2021	2020	2021
Actual or Annualized net income attributable to AIG common shareholders (a)	$(240)	$14,956	$(5,973)	$9,359
Actual or Annualized adjusted after-tax income attributable to AIG common shareholders (b)	$3,308	$5,356	$2,201	$4,430
Average AIG common shareholders' equity (c)	$64,750	$64,925	$63,225	$64,704
Less: Average AOCI	12,245	7,647	7,529	9,096
Add: Average cumulative unrealized gains and losses related to Fortitude Re Funds Withheld Assets	4,525	2,879	2,653	3,200
Less: Average DTA*	8,015	6,152	8,437	7,025
Average adjusted common shareholders' equity (d)	$49,015	$54,005	49,912	51,783
ROCE (a÷c)	(0.4)%	23.0%	(9.4)%	14.5%
Adjusted return on common equity (b÷d)	6.7%	9.9%	4.4%	8.6%

* Represents deferred tax assets only related to U.S. net operating loss and foreign tax credit carryforwards on a U.S. GAAP basis and excludes other balance sheet deferred tax assets and liabilities.

Reconciliation of Net Investment Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2021	2020	2021
Net investment income per Consolidated Statements of Operations	$3,957	$3,565	$13,631	$14,612
Changes in fair value of securities used to hedge guaranteed living benefits	(14)	(14)	(56)	(60)
Changes in the fair value of equity securities	(216)	201	(200)	237
Net investment income on Fortitude Re funds withheld assets	(479)	(483)	(1,053)	(1,971)
Net realized gains (losses) related to economic hedges and other	(22)	22	(1)	122
Total Net investment income - APTI Basis	$3,226	$3,291	$12,321	$12,940

Net Premiums Written - Change in Constant Dollar

	Three Months Ended December 31, 2021
General Insurance	General Insurance	International - Commercial Lines	International - Personal Insurance
Foreign exchange effect on worldwide premiums:
Change in net premiums written
Increase (decrease) in original currency	8%	16%	(5)%
Foreign exchange effect	(1)	(1)	(4)
Increase (decrease) as reported in U.S. dollars	7%	15%	(9)%

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliations of Accident Year Loss and Accident Year Combined Ratios, as Adjusted

	Three Months Ended
	December 31,
	2020	2021
Total General Insurance
Combined ratio	102.8	92.4
Catastrophe losses and reinstatement premiums	(9.0)	(2.9)
Prior year development, net of reinsurance and prior year premiums	(0.9)	0.3
Accident year combined ratio, as adjusted	92.9	89.8

North America
Combined ratio	114.9	95.0
Catastrophe losses and reinstatement premiums	(18.0)	(5.6)
Prior year development, net of reinsurance and prior year premiums	(2.2)	0.3
Accident year combined ratio, as adjusted	94.7	89.7

North America - Commercial Lines
Combined ratio	112.4	94.8
Catastrophe losses and reinstatement premiums	(17.4)	(5.8)
Prior year development, net of reinsurance and prior year premiums	(1.4)	(0.1)
Accident year combined ratio, as adjusted	93.6	88.9

North America - Personal Insurance
Combined ratio	133.2	96.0
Catastrophe losses and reinstatement premiums	(22.6)	(4.0)
Prior year development, net of reinsurance and prior year premiums	(8.0)	2.9
Accident year combined ratio, as adjusted	102.6	94.9

International
Combined ratio	93.6	90.1
Catastrophe losses and reinstatement premiums	(2.1)	(0.6)
Prior year development, net of reinsurance and prior year premiums	0.2	0.4
Accident year combined ratio, as adjusted	91.7	89.9

International - Commercial Lines
Combined ratio	92.1	88.1
Catastrophe losses and reinstatement premiums	(4.0)	(1.1)
Prior year development, net of reinsurance and prior year premiums	1.1	(0.3)
Accident year combined ratio, as adjusted	89.2	86.7

International - Personal Insurance
Loss ratio	52.7	50.6
Catastrophe losses and reinstatement premiums	-	-
Prior year development, net of reinsurance and prior year premiums	(0.9)	1.1
Accident year loss ratio, as adjusted	51.8	51.7

Combined ratio	95.0	93.0
Catastrophe losses and reinstatement premiums	-	-
Prior year development, net of reinsurance and prior year premiums	(0.9)	1.1
Accident year combined ratio, as adjusted	94.1	94.1

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliation of General Insurance Return on Adjusted Segment Common Equity

			Three Months Ended
			December 31,
			2020	2021

Adjusted pre-tax income			$809	$1,509
Interest expense on attributed financial debt			145	150
Adjusted pre-tax income including attributed interest expense			664	1,359
Income tax expense			182	305
Adjusted after-tax income			482	1,054
Dividends declared on preferred stock			3	3
Adjusted after-tax income attributable to common shareholders			$479	$1,051

Ending adjusted segment common equity			$25,044	$26,429
Average adjusted segment common equity			$25,065	$26,157
Return on adjusted segment common equity			7.6%	16.1%

Total segment shareholder’s equity			$26,214	$26,283
Less: Preferred equity			192	205
Total segment common equity			26,022	26,078
Less: Accumulated other comprehensive income (AOCI)			1,319	(189)
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets			341	162
Total adjusted segment common equity			$25,044	$26,429

Reconciliation of Life and Retirement Return on Adjusted Segment Common Equity

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2021	2020	2021

Adjusted pre-tax income	$1,027	$969	$3,531	$3,911
Interest expense on attributed financial debt	70	72	285	291
Adjusted pre-tax income including attributed interest expense	957	897	3,246	3,620
Income tax expense	185	181	640	724
Adjusted after-tax income	772	716	2,606	2,896
Dividends declared on preferred stock	2	2	8	8
Adjusted after-tax income attributable to common shareholders	$770	$714	$2,598	$2,888

Ending adjusted segment common equity	$19,172	$20,525	$19,172	$20,525
Average adjusted segment common equity	$19,297	$20,880	$19,128	$20,369
Return on adjusted segment common equity	16.0%	13.7%	13.6%	14.2%

Total segment shareholder’s equity	$29,688	$28,063	$29,688	$28,063
Less: Preferred equity	128	138	128	138
Total segment common equity	29,560	27,925	29,560	27,925
Less: Accumulated other comprehensive income (AOCI)	14,613	10,029	14,613	10,029
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	4,225	2,629	4,225	2,629
Total adjusted segment common equity	$19,172	$20,525	$19,172	$20,525

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliations of Premiums and Deposits

	Three Months Ended
	December 31,
	2020	2021
Individual Retirement:
Premiums	$37	$68
Deposits	2,720	3,244
Other	1	(4)
Total premiums and deposits	$2,758	$3,308

Group Retirement:
Premiums	$5	$7
Deposits	2,194	1,855
Other	-	-
Total premiums and deposits	$2,199	$1,862

Life Insurance:
Premiums	$491	$518
Deposits	430	426
Other	235	262
Total premiums and deposits	$1,156	$1,206

Institutional Markets:
Premiums	$417	$2,150
Deposits	864	77
Other	6	6
Total premiums and deposits	$1,287	$2,233

Total Life and Retirement:
Premiums	$950	$2,743
Deposits	6,208	5,602
Other	242	264
Total premiums and deposits	7,400	$8,609
Retail Mutual Funds	(139)
Total premiums and deposits excluding Retail Mutual Funds	$7,261